EXHIBIT 99.1

American National Announces Second Quarter 2013 Results

GALVESTON, Texas, July 22, 2013 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced second quarter 2013 net income of $58,169,000 ($2.16 per diluted share) compared to net income of $20,506,000 ($0.76 per diluted share) for the same period in 2012. Improved property and casualty segment results and higher realized investment gains were the primary reasons for the increase in net income.

Second quarter after tax operating income, which excludes after tax net realized investment gains, increased to $29,871,000 ($1.11 per diluted share), as compared with $17,335,000 ($0.64 per diluted share) for the same period in 2012. After tax net realized investment gains were $28,298,000 ($1.05 per diluted share) for the second quarter of 2013 as compared with the net realized gains of $3,171,000 ($0.12 per diluted share) for the second quarter of 2012.

Net income for the six months ended June 30, 2013 was $118,140,000 ($4.39 per diluted share), an increase from net income of $65,722,000 ($2.45 per diluted share), for the same period in 2012.

After-tax operating earnings for the first six months of 2013, which exclude after tax net realized investment gains, were $78,823,000 ($2.93 per diluted share) compared to $58,020,000 ($2.16 per diluted share) for the same period in 2012. Operations for the period benefited from investment income relating to prepayment of mortgage loan investments and the disposition of certain investment real estate. After tax net realized investment gains totaled $39,317,000 ($1.46 per diluted share) for the first six months of 2013 compared with after tax net realized gains of $7,702,000 ($0.29 per diluted share) for the same period in 2012.

Life insurance from recurring premium products issued is up 39.3% over the prior year. Stockholders' Equity as of June 30, 2013 increased 2.4% from the end of 2012 to $3.9 billion. Book value per diluted share was $145.74 at June 30, 2013 as compared to $142.49 per diluted share at December 31, 2012. Total revenues for the six months ended June 30, 2013 increased compared to the same period in 2012, primarily as a result of a higher level of realized gains on investments.

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenues	$ 773,660,000	$ 730,962,000	$ 1,518,705,000	$ 1,473,637,000
After-tax earnings:
Operating earnings **	$ 29,871,000	$ 17,335,000	$ 78,823,000	$ 58,020,000
Net realized investment gains	28,298,000	3,171,000	39,317,000	7,702,000
Net income	58,169,000	20,506,000	118,140,000	65,722,000

Per share earnings:
Operating earnings – Diluted **	$ 1.11	$ 0.64	$ 2.93	$ 2.16
Net realized investment gains – Diluted	1.05	0.12	1.46	0.29
Net income – Diluted	2.16	0.76	4.39	2.45

Weighted average number of shares upon which computations are based:
Diluted	26,901,347	26,854,595	26,894,798	26,848,258
Basic	26,779,969	26,685,128	26,777,029	26,675,405

		As of
		June 30, 2013	December 31, 2013

Book value per diluted share		$145.74	$142.49

* Results are preliminary and unaudited. American National expects to timely file its second quarter 2013 Form 10-Q.
** Operating earnings exclude after-tax realized investment gains and losses. The sum of Operating earnings (losses) and Net realized investment gains (losses) is equal to Net income (loss).

American National Insurance Company (American National), headquartered in Galveston, Texas, was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National has been assigned an 'A' rating by A.M. Best Company and an 'A' rating by Standard & Poor's, both of which are nationally recognized rating agencies.

American National is also a family of companies that has, on a consolidated GAAP basis, $22.9 billion in assets, $19.0 billion in liabilities and $3.9 billion in stockholders' equity. The American National family of companies offers a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures. The American National family of companies operates in all 50 states, and its major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Standard Life and Accident Insurance Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company's web site at www.anico.com.

CONTACT: John J. Dunn, Jr. (409) 766-6063